UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 11, 2014

ARKANOVA ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-51612
(Commission File Number)

68-0542002
(IRS Employer Identification No.)

305 Camp Craft Road, Suite 525 Austin, TX 78746
(Address of principal executive offices and Zip Code)

(512) 222-0975
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 11, 2014, we entered into an executive employment agreement effective October 1, 2014 with Pierre Mulacek, our chief executive officer, president and a director of our company. We agreed to pay an annual salary of US$240,000 to Mr. Mulacek in consideration for him carrying out his duties as an executive of our company. Mr. Mulacek disclosed his interest with respect to the executive employment agreement and abstained from voting on the approval of the agreement. The agreement replaces a former written agreement effective July 17, 2012, as amended on March 1, 2014 (reducing Mr. Mulacek’s salary from $240,000 to $135,000 per annum), which expired on July 17, 2014. The parties had continued under the terms of the former written agreement and sought to document the terms with an updated written agreement on the same terms of the former agreement. The only term of the new executive employment agreement that has been revised is the compensation has returned to $240,000 per annum.

Pursuant to the terms of the agreement, and in the event our company undergoes a Change of Control Event (as defined in the agreement and described below), the agreement will automatically terminate and our company is required to pay to Mr. Mulacek an amount equal to the total of:

1.	US$360,000 (calculated as 18 months salary payable under the agreement); and

(a)	the cost for a period of 18 months to obtain family and/or spousal health insurance that is similar in coverage to that provided to Mr. Mulacek as of the date of the change of control.

On November 11, 2014, we also entered into an executive employment agreement effective October 1, 2014 with Reginald Denny, our chief financial officer and a director of our company. We agreed to pay an annual salary of US$175,000 to Mr. Denny in consideration for him carrying out his duties as an executive of our company.Mr. Denny disclosed his interest with respect to the executive employment agreement and abstained from voting on the approval of the agreement. The agreement also replaces a former written agreement effective July 17, 2012, as amended effective October 1, 2013 (reducing Mr. Denny’s salary from $190,000 to $175,000 per annum), which also expired on July 17, 2014. The parties had continued under the terms of the former written agreement and sought to document the terms with an updated written agreement on the same terms of the former agreement. Under the new executive employment agreement, Mr. Denny’s compensation remains at $175,000.

Pursuant to the terms of the agreement, and in the event our company undergoes a Change of Control Event (as defined in the agreement and described below), the agreement will automatically terminate and our company is required to pay to Mr. Denny an amount equal to the total of:

1.	US$262,500 (calculated as 18 months salary payable under the agreement); and

(b)	the cost for a period of 18 months to obtain family and/or spousal health insurance that is similar in coverage to that provided to Mr. Denny as of the date of the change of control.

Under both executive employment agreements, a Change of Control Event means the occurrence of any one of the following events:

1.

the acquisition, other than from our company, of beneficial ownership of 50% or more of either the then outstanding shares of common stock of our company or the combined voting power of the then outstanding voting securities of our company entitled to vote generally in the election of directors;

2.

the approval by the stockholders of our company of a reorganization, merger or consolidation of our company in which the individuals and entities who were the respective beneficial owners of the common stock and voting securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

3.

a liquidation or dissolution of our company or the sale or disposition of all or substantially all of the assets of our company, which, for greater certainty, is deemed to occur in the event our company sells or disposes of all or substantially all of the assets of a subsidiary of our company.

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Please see the disclosure set out under Item 1.01 for a description of certain new compensatory arrangements with respect to certain officers of our company.

Item 9.01. Financial Statements and Exhibits

10.1	Executive Employment Agreement dated October 1, 2014 with Pierre Mulacek.

10.2	Executive Employment Agreement dated October 1, 2014 with Reginald Denny.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

/s/ Reginald Denny
Reginald Denny
CFO and Director

Date: November 12, 2014